EXHIBIT 99.1







FOR IMMEDIATE RELEASE                         Contact:  Michael J. Jeffries
                                              (732) 542-2800
November 29, 2005



         OSTEOTECH RECEIVES ITS FIRST GRAFTON(R) DBM 510(K) FDA CLEARANCE



Osteotech, Inc. (NASDAQ: OSTE) announced today that the Food and Drug Administration ("FDA") has cleared its 510(k) for Grafton Plus(R) DBM Paste for use as a bone graft extender, bone graft substitute and bone void filler in orthopedic procedures.

Sam Owusu-Akyaw, Osteotech's President and Chief Operating Officer, stated, "The Grafton Plus(R) DBM Paste 510(k) for orthopedic use is the first of five previously reported 510(k) applications that the Company has filed with the FDA covering its family of Grafton(R) DBM products. We are particularly pleased that this 510(k) application has been cleared for all the indications for which we applied. To our knowledge, this is the only DBM product on the market to receive clearance as a bone graft extender, bone graft substitute and bone void filler."

Mr. Owusu-Akyaw concluded, "We look forward to the FDA clearing, in the near future, the remaining four 510(k) applications covering our Grafton(R) DBM family of products. We have been working diligently with the FDA reviewers on all of our 510(k) applications and we believe that they will receive clearance by the Agency."

Grafton Plus(R) DBM Paste is a demineralized bone product that has been proven to be osteoinductive in an athymic rat in vivo model as well as being osteoconductive. Further, results of bone formation studies in animals showed that Grafton Plus(R) DBM Paste performed comparably to autograft. Grafton Plus(R) DBM is prepared utilizing a proprietary processing method that has been validated to consistently produce DBM that is osteoinductive in an athymic rat model and has been validated to inactivate a panel of viruses, including: HIV-1, hepatitis B (using a duck hepatitis virus as a model), hepatitis C (using a bovine diarrhea virus as a model), CMV and polio. This validated process is used to further reduce the risk of disease transmission beyond the protection provided by donor testing and screening procedures.

Certain statements made in this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that the actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that

- more - could cause actual results to differ materially include, but are not limited to, the failure of the FDA to clear the Company's additional 510(k) submissions for its Grafton(R) DBM and private label product lines, the continued acceptance and growth of current products and services, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in their marketplace, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company's periodic reports (including the Annual report on Form 10-K for the year ended December 31, 2004 and the Form 10-Q for each of the first three quarters of
2005) filed with the Securities and Exchange Commission. All information in this press release is as of November 28, 2005 and the Company undertakes no duty to update this information.

Osteotech, Inc, headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech or this press release, please go to Osteotech's website homepage at www.osteotech.com and to Osteotech's Financial Information Request Form website page at www.osteotech.com/finrequest.htm.


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